UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): October 14, 2010

Mercantile Bank Corporation
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-26719 (Commission File Number)	38-3360865 (IRS Employer Identification Number)

310 Leonard Street NW, Grand Rapids, Michigan (Address of principal executive offices)	49504 (Zip Code)

Registrant’s telephone number, including area code	616-406-3000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of Mr. Posthumus to the Board of Directors
     On October 14, 2010, our Board of Directors elected a new director, Richard E. Posthumus. Mr. Posthumus has been elected for a term that will expire at the annual meeting of our shareholders in 2011. Our Board also appointed Mr. Posthumus to serve on its Audit Committee and Governance and Nominating Committee. Also, on October 14, 2010, the Board of Directors of our wholly owned subsidiary, Mercantile Bank of Michigan (our “Bank”), elected Mr. Posthumus to serve as a director of our Bank. He was elected to our Bank’s Board of Directors for a term that expires at the 2011 annual meeting of our Bank’s shareholders.
     The election of Mr. Posthumus was not pursuant to any arrangement or understanding between Mr. Posthumus and any third party. As of the date of this report, neither Mr. Posthumus nor any member of his immediate family is a party, either directly or indirectly, to any transaction that we are aware of, that is required to be reported pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.
     Mr. Posthumus will be compensated for his services on our Board of Directors and the Board of Directors of our Bank, and the committees of those Boards on which he serves, in accordance with our and our Bank’s compensation arrangements for non-employee directors. The current terms of these arrangements are set forth in our proxy statement for our 2010 annual meeting of shareholders under the heading “Executive Compensation—Director Compensation For 2009.”
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bank Corporation
By:	/s/ Charles E. Christmas
Charles E. Christmas
Senior Vice President, Chief Financial Officer and Treasurer

Date: October 14, 2010